Exhibit 99.1

M.D.C. HOLDINGS, INC.

OFFERING MEMORANDUM RELATING TO OUR

OFFER TO REPRICE CERTAIN OPTIONS TO PURCHASE COMMON STOCK

THE OFFER AND YOUR WITHDRAWAL RIGHTS

EXPIRE AT 5:00 P.M. NEW YORK TIME

ON THE DATE OF OUR 2008 ANNUAL MEETING OF SHAREOWNERS

DATED: MARCH 26, 2008

M.D.C. HOLDINGS, INC.

OFFER TO REPRICE CERTAIN OUTSTANDING OPTIONS TO

PURCHASE COMMON STOCK GRANTED TO ELIGIBLE EMPLOYEES

UNDER THE COMPANY’S 2001 EQUITY INCENTIVE PLAN

THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT

5:00 P.M. NEW YORK TIME ON

THE DATE OF OUR 2008 ANNUAL MEETING OF SHAREOWNERS

M.D.C. Holdings, Inc., a Delaware corporation (“MDC,” “we”, “us” or “our”) is offering to our employees and the employees of our subsidiaries the opportunity to reprice all outstanding options to purchase shares of our common stock previously granted under our 2001 Equity Incentive Plan (which we refer to as the “2001 Plan”) that have an exercise price above the closing market price on the date of our 2008 Annual Meeting of Shareowners (the “Offer”). These options granted under the 2001 Plan that have an exercise price above the closing market price on that date we refer to as “underwater options.” The Offer is extended only to options made pursuant to grants under the 2001 Plan, so any options received pursuant to a grant from another plan or from some other transaction are not eligible for repricing, and if any such other options are submitted, they will be rejected. We refer to this document as the “Offering Memorandum.”

We are making this Offer upon the terms and subject to the conditions set forth in this Offering Memorandum and in the accompanying (i) Letter of Transmittal and (ii) Notice of Withdrawal from the Offer. To be repriced, the underwater options must be tendered to us before the Offer expires at 5:00 p.m. New York time on the date of our 2008 Annual Meeting of Shareowners, scheduled for April 29, 2008, or any adjournment or postponement thereof. We refer to this date as the “Expiration Date.” Subject to shareowner approval and the other conditions set forth in this Offering Memorandum, we will reset the exercise price of any underwater options validly submitted by the Expiration Date to be effective as of the opening of business on the first day after the Expiration Date (which date we refer to as the “Effective Date”). The revised exercise price of the options will be based on the closing price of our common stock on the New York Stock Exchange on the Expiration Date. We refer to the outstanding underwater options that are validly submitted for repricing and accepted by MDC as validly submitted as “tendered options.” We will notify in writing all holders participating in the Offer of the result of the shareowner vote, and, if the proposal authorizing the Offer is approved, the number of his or her tendered options repriced and the closing price of our common stock on the Expiration Date.

Under the Offer, only the exercise price of options validly tendered by the Expiration Date would change – all other terms of such options would remain unchanged.

Administration of the repricing will require a few days during which we will review the Letters of Transmittal for validity and where we communicate with the option record-keeper, Charles Schwab & Co, Inc. (which we refer to in this Offering Memorandum as “Charles Schwab” or the “option record-keeper”) to identify which options have been tendered for repricing. Nonetheless, we expect repriced options that have vested (i.e., where the tendered options had vested) should be available for exercise after no less than three business days following the Effective Date. The repriced options will be governed by your existing option agreement and the new exercise price should be reflected in the database maintained by Charles Schwab within three business days following the Effective Date.

The number of shares of common stock underlying the repriced options will equal the number of shares underlying the tendered options and will be similarly subject to adjustments for any stock splits, stock dividends and similar events. The repriced options will be subject to the same vesting schedule as the tendered options, so, if all of the tendered options were fully vested, all of the repriced options will be fully vested.

This Offer is not conditioned upon a minimum number of outstanding options being submitted for repricing. If you elect to participate in this Offer, you must tender an option in full – in other words, we will not accept a tender of part of an option. We will deem any tender of a portion of an option to be a tender of the option in full. However, tendering one option does not mean that you have to tender all the options you have received. If you choose not to tender outstanding underwater options, you will continue to hold those options on the same terms under which they were originally granted.

This Offer will not be consummated, and accordingly there will be no repricing of outstanding options under this Offer and this Offer will be terminated, if the Offer does not receive the requisite affirmative vote of shareowners at our 2008 Annual Meeting scheduled to be held on April 29, 2008. This Offer is also subject to other conditions, which we describe in Section 7 of this Offering Memorandum.

If you elect to participate in this Offer, and if your tendered options are accepted for repricing, those tendered options will be deemed to have been repriced such that the fair market value used to determine the exercise price of the options will be the closing price of our common stock on the Expiration Date. The only term to be changed on your tendered options in the repricing is the exercise price. All other terms of the options, as noted in the database managed by Charles Schwab, will remain unchanged. For example,

•	The number of shares of our common stock subject to the repriced options will remain the same, subject to adjustment for any stock splits, stock dividends and similar events.

•	The options as repriced will be vested to the same extent as they were when tendered and they will vest according to the same vesting schedule as the tendered options.

•

The exercise price of the options as repriced will, subject to certain anti-dilution adjustments for stock splits, stock dividends, stock combinations and similar events, be recalculated by setting the fair market value, used to determine the exercise price of options granted under the 2001 Plan, to the closing price of our common stock on the New York Stock Exchange on the Expiration Date.

•	The repriced options will have the same expiration as the tendered options.

•	The repriced options will remain “non-qualified options” and not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended.

•	Other than for the exercise price, the repriced options will maintain all other terms and conditions of the tendered options.

Except with respect to the repricing of options, if any, tendered by those current employees who have elected to tender their outstanding options and whose underwater options have been accepted by MDC, nothing herein shall constitute an agreement by or obligation of MDC, its Board of Directors or any committee of the Board of Directors established for the purpose of administering the grant of stock options, to grant any other options or to conduct a similar offer in the future. The grant of any other options and the amount or percentage of other options that may be granted in the future will be determined at the sole discretion of the Compensation Committee or a committee of the Board of Directors established for such purpose.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER SUBJECT TO SHAREOWNER APPROVAL, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO REPRICE YOUR ELIGIBLE OPTIONS.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “MDC.” On March 24, 2008, the last reported sale price of our common stock as reported on the New York Stock Exchange was $46.15 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing sale price of our common stock will be on the Expiration Date.

ii

THIS OFFERING MEMORANDUM HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about this Offer or requests for assistance or for additional copies of this Offering Memorandum and related documents to Christopher M. McManus, Asst. Corporate Counsel, or Joseph H. Fretz, Secretary and Corporate Counsel, by facsimile at (720) 977-4324 or by telephone at (303) 773-1100.

IMPORTANT

If you wish to reprice your outstanding options, you must complete and sign the Letter of Transmittal in accordance with its instructions and send the Letter of Transmittal by mail or by hand delivery to the attention of our Offer Agent, Continental Stock Transfer & Trust Company, Attn: Reorganization Department, 17 Battery Place, 8th Floor, New York, NY 10004. Your outstanding options will not be considered to be validly tendered unless our Offer Agent receives your completed Letter of Transmittal by 5:00 p.m., New York time, on the Expiration Date.

We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to reprice options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE CANNOT GUARANTEE THAT, SUBSEQUENT TO THE EXPIRATION DATE, THE MARKET PRICE OF OUR COMMON STOCK WILL INCREASE TO A PRICE THAT IS GREATER THAN THE NEW EXERCISE PRICE. Our Board of Directors recognizes that the decision to accept this Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial, legal or tax situation. The information about this Offer is limited to this document, including the Summary Term Sheet and the accompanying documents.

We have not authorized any person to make any recommendation on our behalf as to whether you should participate or refrain from participating in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the accompanying documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

iii

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this Offer. However, it is only a summary. You should carefully read the remainder of this Offering Memorandum and the accompanying (i) Letter of Transmittal and the (ii) Notice of Withdrawal because the information in this summary is not complete and because there is additional important information in the remainder of this Offering Memorandum, Letter of Transmittal and Notice of Withdrawal. We have in certain instances included page references to the remainder of this Offering Memorandum where you can find a more complete description of the topics in this summary.

General Questions about the Offer

1.	Why are we making the Offer?

We are making this Offer because a number of our employees have options to purchase our common stock that have exercise prices significantly above the current and recent trading prices of our common stock. We believe that these “underwater” options are unlikely to be exercised in the near future. We are making the Offer on a voluntary basis to allow our eligible employees to choose whether to keep their outstanding options at their current exercise price, or to reprice those options. Additionally, we want to provide eligible employees with an opportunity to hold options that over time may have a meaningful potential to increase in value, as well as an opportunity to potentially realize some value from their outstanding options. We hope that this will create better performance incentives for our employees. (See pages 7-8 of this Offering Memorandum).

2.	What options can be repriced?

We are offering to revise the exercise price of all outstanding options to purchase shares of MDC common stock that are outstanding, were underwater as of the close of trading on the Expiration Date, and were granted under the 2001 Plan. The options eligible for repricing are more fully described in the response to Question 5 below.

3.	Who is eligible?

Any current employee of MDC or our subsidiaries, including officers, with an option granted under the 2001 Plan is eligible. The Offer is not open to MDC employees who have given notice of their resignations on or prior to the Expiration Date or who are no longer MDC employees on the Expiration Date.

4.	Does the Offer extend to all of MDC’s employee benefit plans?

No. The Offer extends only to options granted under the 2001 Plan and does not extend to any other employee benefit plan.

5.	How does the Offer work?

The Offer requires that an eligible employee make a voluntary election that will become irrevocable by 5:00 p.m., New York time, on the Expiration Date (the date of our 2008 Annual Meeting of Shareowners, scheduled to occur on April 29, 2008), to tender his or her eligible outstanding underwater options for repricing. The number of shares subject to the repriced options will be equal to the number of shares subject to the tendered options, subject to adjustments for any stock splits, stock dividends, stock combinations and similar events. The exercise price of these repriced options will, subject to adjustment for any stock splits, stock dividends and similar events, be recalculated by setting the fair market value, used to determine the exercise price of options granted under the 2001 Plan, to the closing price on the New York Stock Exchange of our common stock on the Expiration Date. The recalculated exercise price shall be effective as of the open of business on the Effective Date. Tendered options which are not underwater on the Expiration Date will not be accepted for repricing. WE CANNOT GUARANTEE THAT THE SALE PRICE OF OUR COMMON STOCK WILL EQUAL OR EXCEED YOUR REVISED EXERCISE PRICE ON ANY DATE AFTER THE EXPIRATION DATE.

The vesting schedule of any tendered options will carry over to the repriced options. All of the outstanding options under the 2001 Plan are, and all of the repriced options will remain, non-qualified stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The remaining terms of the repriced options will be governed by the same grant or agreement under which the tendered options were issued. (See pages 7-14 of this Offering Memorandum).

6.	Why do you sometimes refer to me ‘tendering’ my options for repriced options?

Under the federal securities laws, the Securities and Exchange Commission (the “SEC”) generally views option repricings to be tender offers under the Securities Exchange Act of 1934, as amended. As a result, we need to make sure that the Offer complies with the rules regulating tender offers. As you will see in the Letter of Transmittal, to the extent the Offer could be viewed to be a tender offer: (a) you will be asked to agree to surrender to us (to ‘tender’) all rights to any options you elect to have repriced pursuant to the Offer; (b) we will, unless otherwise required by law, then ‘exchange’ those ‘tendered’ options for identical options with the exercise price recalculated as described in answer to Question 5 above. The repriced options will otherwise have the same terms as the tendered options other than a newly revised exercise price and they will continue to be governed by the same option grant agreement as the tendered eligible options.

7.	What do I need to do to participate in the Offer?

To participate, you must complete the Letter of Transmittal that accompanies this Offering Memorandum, sign it, and ensure that Continental Stock Transfer & Trust Company, the Offer Agent for MDC, receives it no later than 5:00 p.m. New York time on the Expiration Date. If you elect to reprice, you must return your Letter of Transmittal by hand delivery or by mail to our Offer Agent. (See pages 8-9 of this Offering Memorandum).

8.	Why can’t I just be granted additional repriced options?

A grant of additional options to replace underwater options could have a negative, dilutive impact on our earnings per share. Additionally, we have a limited pool of shares that we are allowed to grant under the 2001 Plan, and by repricing options instead of granting new ones we help conserve our currently available shares for future grants to current and new employees.

9.	If I participate, what will happen to my tendered options?

Tendered options will have the basis for their exercise price recalculated on the Expiration Date. If you elect to participate in the Offer, and your outstanding underwater options are accepted, then on the Expiration Date we will recalculate the exercise price for all of your tendered options to be effective at the open of trading the following morning. You will retain your original option grant agreement as the repriced options will, other than the revised exercise price, still be governed by that grant document. (See pages 9-10 and 13-14 of this Offering Memorandum).

10.	What is the deadline to elect to participate and how do I do so?

The deadline to tender your options in this program is 5:00 p.m. New York time on the Expiration Date, that being the date of our 2008 Annual Meeting of Shareowners (presently scheduled for April 29, 2008), or any adjournment or postponement thereof. This means that the Offer Agent must have received your completed and signed Letter of Transmittal at 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Reorganization Department. The Letter of Transmittal will specifically indicate the outstanding options you have elected not to tender before that time. We reserve the right to reject any or all outstanding options tendered for repricing if we determine the Letter of Transmittal is not properly completed or if we determine it would be unlawful to reprice them. Otherwise, we will accept, as provided and subject to the conditions set out herein (including shareowner approval), for repricing those tendered options for which you have made a proper and timely election that is not withdrawn. We currently expect that we will accept all tendered eligible options for repricing on the Expiration Date. (See page 7 of this Offering Memorandum).

11.	What will happen if I do not turn in my form by the deadline?

If you do not deliver to the Offer Agent your completed and signed Letter of Transmittal by 5:00 p.m. New York time on the Expiration Date, then you will not participate in the Offer. If you elect not to participate in this Offer, we do not believe that this Offer will change any of the terms of your outstanding options.

12.	During what period of time may I withdraw a previous election to reprice?

You may withdraw your election to reprice outstanding underwater options at any time before 5:00 p.m. New York time on the Expiration Date. To withdraw an election to reprice outstanding underwater options, you must deliver by hand delivery or by mail to our Offer Agent a completed and signed Notice of Withdrawal on or prior to 5:00 p.m. New York time on the Expiration Date. Your Notice of Withdrawal will withdraw all of the outstanding options you have previously elected to reprice. Once you have withdrawn outstanding options, you may re-elect to reprice outstanding underwater options only by again following the election procedure described in the answer to Question 10. (See page 9 of this Offering Memorandum).

13.	If I participate in this Offer am I eligible to receive other option grants following the Expiration Date?

Yes, but the grant of any other options and the amount or percentage of other options that may be granted in the future will be determined at the sole discretion of our Compensation Committee or a committee of the Board of Directors established for such purpose.

14.	Is there any tax consequence to my participation in this Offer?

The recipients of repriced options, under current law, will not recognize income for Federal income tax purposes on the repricing of the outstanding underwater options. We believe that such a repricing will be treated as a non-taxable exchange. Further, at the Effective Date, such persons will not be required, under current law, to recognize income for Federal income tax purposes as the grant of non-qualified options is not an event on which the grantee recognizes taxable income. All of the repriced options will remain non-qualified stock options. On the exercise of a repriced option, a grantee will recognize ordinary compensation income on the date of exercise, equal to the excess, if any, of the fair market value of our common stock on the date of exercise, over the exercise price of the repriced option, and such compensation income will be subject to all applicable withholding taxes. MDC will qualify for a deduction for Federal income tax purposes in the same amount in its taxable the year in which the exercise occurs subject to the requirement that the compensation be reasonable and not limited under Section 162(m) of the Code, and certain statutory provisions relating to so-called “excess parachute payments” do not apply.

WE RECOMMEND THAT EACH OPTIONHOLDER CONSULT WITH HIS OR HER OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND OTHER CONSEQUENCES OF THIS TRANSACTION TO HIM OR HER.

15.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price.

16.	What does management and the Board of Directors think of the Offer?

Although our Board of Directors has approved the making of this Offer subject to shareowner approval, neither we nor our Board of Directors make any recommendation as to whether you should elect to reprice or refrain from repricing your eligible options.

17.	What if my employment at MDC ends prior to the Expiration Date?

If your employment with MDC or one of our subsidiaries is terminated by you or MDC voluntarily, involuntarily, or for any other reason prior to 5:00 p.m. New York time on the Expiration Date, your tendered options will automatically be withdrawn, and you may exercise those options subject to, and in accordance with, their terms to the extent they are vested. If your tendered options are automatically withdrawn, they will not be repriced. (See page 14 of this Offering Memorandum).

18.	What are the conditions to the Offer?

The Offer is conditioned upon shareowner approval of a proposal authorizing an amendment to the 2001 Plan as well as the Offer. This proposal will be presented at the 2008 Annual Meeting of Shareowners scheduled to be held on April 29, 2008. The Offer is not conditioned upon a minimum number of outstanding options being submitted for repricing. You may not, however, tender a part of an option. Any attempt to tender a part of an option will be deemed to be a tender of the whole option. THE OFFER IS ALSO SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE CONDITIONS DESCRIBED IN SECTION 7. (See pages 10-12 of this Offering Memorandum).

19.	What happens if MDC’s shareowners do not approve the proposal authorizing the Offer at the Annual Meeting?

The Offer will not be consummated, there will be no repricing under this Offer, and the Offer will be terminated if the proposal to conduct the Offer does not receive the requisite affirmative vote of shareowners at our 2008 Annual Meeting, scheduled to be held on April 29, 2008, or any adjournment or postponement thereof. Options tendered in response to this Offer would remain unchanged if the Offer is not consummated, so employees would retain their existing options at the original terms. (See Section 7—“Conditions of the Offer”).

Specific Questions about the Eligible Options

20.	Which options can be repriced?

If an employee elects to participate in the Offer, any outstanding options of the employee previously granted under the 2001 Plan that have an exercise price greater than the closing market price of our common stock on the Expiration Date may be submitted for repricing. (See page 7 of this Offering Memorandum).

21.	Can I choose which options I want to reprice?

You may choose to reprice one or more options if the options were granted under the 2001 Plan and are underwater, i.e., the exercise price is above the market price on the Expiration Date. Electing to tender each such outstanding option in the Offer is entirely discretionary. However, you must tender an entire option, and are not permitted to tender part of an option. Any attempt to tender part of an option will be deemed a tender of the option in full.

22.	Can I reprice the remaining portion of an eligible option that I have already partially exercised?

Yes, if the options are otherwise eligible, you can reprice all remaining unexercised outstanding underwater options. The number of shares subject to the repriced options will be equal to the number of shares subject to the tendered underwater options, subject to any adjustments for any stock splits, stock dividends and similar events.

23.	Can I reprice an option only as to certain shares?

No, you cannot partially reprice any options.

Specific Questions about the Repriced Options

24.	Will the number of shares for which my options are exercisable change in the repricing?

No. The number of shares subject to the repriced options will be equal to the number of shares subject to the tendered options, subject to adjustments for any stock splits, stock dividends and similar events. Other than the exercise price, all the terms of the repriced options will remain the same as those of the tendered options. (See pages 13-14 of this Offering Memorandum).

25.	What will be the exercise price after repricing?

We can’t know at this point because the exercise price won’t be determinable until after the markets have closed on the Expiration Date. Our common stock currently trades on the New York Stock Exchange under the symbol “MDC.” The exercise price after repricing will, subject to adjustment for any stock splits, stock dividends and similar events, be recalculated by setting the fair market value, used to determine the exercise price of options granted under the 2001 Plan, to the closing price on the New York Stock Exchange of our common stock on the Expiration Date. The revised exercise price will be deemed to be effective as of the Effective Date.

The closing price per share of our common stock on the New York Stock Exchange on March 24, 2008 was $46.15. The current market price of our common stock is not indicative of our future stock prices. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Offer. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be at any time in the future. (See page 14 of this Offering Memorandum).

26.	How will the Offer affect the vesting of my options?

The vesting schedule will be unaffected by the Offer.

27.	Will my repriced options be incentive stock options or non-qualified stock options?

Your eligible options are not presently and so your repriced options will not be “incentive stock options” within the meaning of Section 422 of the Code. All repriced options will remain non-qualified stock options. (See pages 14 and 17 of this Offering Memorandum).

28.	When will the repricing be effective?

Although the basis for determining the exercise price will be identified on the Expiration Date, the repricing will take effect on the Effective Date, which will be deemed to be the open of business on the first business day after the Expiration Date. We will promptly provide written notice to each employee participating in the Offer setting out the result of the shareowner vote and, if the proposal was approved, the closing market price of our common stock on the Expiration Date and the number of that employee’s tendered options accepted for repricing. (See pages 14-15 of this Offering Memorandum). Administration of the repricing will require a few days during which we will review with our Offer Agent the Letters of Transmittal for validity and will communicate with Charles Schwab to identify which options have been tendered for repricing. Nonetheless, we expect repriced options that are vested (i.e., where the tendered options had vested) should be available for exercise after no less than three business days following the Effective Date and that the new exercise price should be reflected in the database maintained by Charles Schwab within three business days.

29.	If my options become underwater after repricing, will there be another Offer?

This is considered a one-time offer and we do not expect to make another in the foreseeable future.

30.   Are there other circumstances as a result of which my options would not be repriced even after I have tendered my outstanding options, and even if I continue to be otherwise eligible to receive repriced options?

This Offer is subject to certain conditions and may be canceled if certain events occur. If these conditions are not met or if those events occur, we will not reprice your options. (See Section 7 of this Offering Memorandum).

THE OFFER

1.	Eligibility

Employees of MDC or one of our subsidiaries as of the date the Offer commences, and who remain employees through the Expiration Date (described below in Section 6), are eligible to participate in the Offer to tender their outstanding underwater options (described below in Section 2) for repricing (described below in Section 2) subject to the terms as provided in Section 6 below on the Effective Date (described in Section 6 below), provided such employee has not given notice of resignation of employment on or before the Expiration Date. If you are not an employee at or you have given notice of resignation by the Expiration Date, your tendered options will automatically be withdrawn, and you may exercise those options at the prior exercise price subject to, and in accordance with, their terms to the extent they are vested.

2.	Number of Eligible Options; Expiration Date

Upon the terms and subject to the conditions of this Offer, we will accept for repricing all outstanding options to purchase shares of our common stock granted under our 2001 Plan that are underwater and that are validly tendered on or prior to 5:00 p.m. New York time on the Expiration Date and which are not properly withdrawn in accordance with Section 5. Currently, approximately 64 MDC employees eligible to participate in the Offer hold outstanding options granted under the 2001 Plan that are underwater. “Underwater options” are generally those options that, as of the Expiration Date, have an exercise price higher than the closing market price of our common stock. Certain of our executive officers have options with an exercise price expressed as a multiple of fair market value (such as 110% of fair market value). Notwithstanding the foregoing, such options will not be considered to be ‘underwater’ for the purposes of the Offer unless the exercise price resulting from repricing would be lower than the exercise price prior to repricing.

The “Expiration Date” shall mean 5:00 p.m., New York time, on the date of our 2008 Annual Meeting of Shareowners (which is scheduled to be held on April 29, 2008) or any adjournment or postponement thereof. This Offer is not conditioned on any minimum number of outstanding underwater options being tendered. We will not, however, accept partial tenders of outstanding underwater options. You must tender an outstanding underwater option in full. Any attempt to tender part of an option will be deemed to be a tender of the full option. However, if you choose to tender one particular outstanding underwater option, you may choose not to tender a different underwater option.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, New York time.

3.	Purpose of the Offer

We have issued options to provide our employees an opportunity to acquire or increase their ownership stake in MDC, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

Many of these options, regardless of whether they are currently vested, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We are making the Offer on a voluntary basis to allow our eligible employees to choose whether to keep their outstanding options at their current exercise price, or to reprice those options. Subject to the other conditions of this Offer, the tendered options will be repriced with the new exercise price being deemed to be effective on the Effective Date. The exercise price of these repriced options will, subject to adjustment for any stock splits, stock dividends and similar events, be recalculated by setting the fair market value, used to determine the exercise price of options granted under the 2001 Plan, to the closing price on the New York Stock Exchange of our common stock on the Expiration Date. We are making this Offer in order to provide those eligible employees with the opportunity to hold options that over time may have a meaningful potential to increase in value as well as an opportunity to potentially realize some value for their outstanding underwater options. We hope this will create better performance incentives for our eligible employees.

Grants of additional options in lieu of replacing the outstanding options that are currently underwater could have a negative, dilutive impact on our earnings per share. Additionally, we have a limited pool of shares available under our existing stock option plans and therefore we must conserve our currently available shares for future grants to employees.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR ELIGIBLE OPTIONS FOR REPRICING, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO REPRICE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO REPRICE YOUR ELIGIBLE OPTIONS.

4.	Procedure for Electing to Reprice Eligible Options

Proper Tender of Outstanding Options. To validly tender your outstanding options for repricing pursuant to this Offer, you must properly complete and duly execute the Letter of Transmittal which accompanies this Offering Memorandum. You must deliver the completed and executed Letter of Transmittal by hand delivery or by mail to our Offer Agent, Continental Stock Transfer & Trust Company delivering the documents to: Attn: Reorganization Department, 17 Battery Place, 8th Floor, New York, NY 10004. The completed and executed Letter of Transmittal must be received by our Offer Agent on or prior to 5:00 p.m. New York time on the Expiration Date. (See Section 2 above).

If you do not deliver your Letter of Transmittal by the deadline, then you will not participate in the Offer and all outstanding options you currently hold will remain unchanged at their original exercise price and terms.

The method of delivery of the Letter of Transmittal is at the discretion and risk of the tendering optionholder. Outstanding underwater options will be deemed tendered only when the Letter of Transmittal is actually received by our Offer Agent. If you intend to make your delivery by mail, we recommend you do so by registered or certified mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for repricing will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of outstanding options that we determine are not tendered in proper form or for which the acceptance for repricing may be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or any irregularity in any tender of outstanding options. A tender of outstanding options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we or any other person incur any liability for failure to give such notice.

Our Acceptance Constitutes an Agreement. Your election to tender outstanding options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF YOUR TENDER OF ELIGIBLE OPTIONS FOR REPRICING PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN MDC AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to terminate the Offer, we currently expect that we will, on the Expiration Date, accept for repricing all properly tendered outstanding options that have not been validly withdrawn.

5.	Change In Number of Options Tendered and Withdrawal Rights

You may change your election and withdraw the outstanding options you have tendered for repricing only if you comply with the provisions of this Section 5 and the provisions of the Notice of Withdrawal, attached hereto. You have the right to withdraw the outstanding options you have elected to reprice at any time before 5:00 p.m. New York time on the Expiration Date. (See Section 2 above).

To validly withdraw outstanding options that you have tendered, you must deliver to our Offer Agent a properly completed and duly executed Notice of Withdrawal that accompanies this Offering Memorandum, while you still have the right to withdraw your options. The Notice of Withdrawal, if properly completed and executed and timely received by our Offer Agent at Continental Stock Transfer & Trust Company, Attn: Reorganization Department, 17 Battery Place, 8th Floor, New York, NY 10004, will withdraw all of your options previously tendered pursuant to this Offer. You may not withdraw a portion of your previously tendered options with the Notice of Withdrawal. If you have delivered to our Offer Agent a Letter of Transmittal pursuant to this Offer and, prior to 5:00 p.m. New York time on the Expiration Date you wish to change the number of outstanding options you have elected for repricing, you must submit a new Letter of Transmittal indicating the new number of outstanding options you wish to tender for repricing. That newly submitted Letter of Transmittal, if properly completed and executed, and timely received by our Offer Agent, will be deemed to supersede all prior submissions. An optionholder who elects to withdraw options previously tendered must sign the Notice of Withdrawal exactly as such option-holder’s name appears on the Letter of Transmittal.

At 5:00 p.m. New York time on the Expiration Date, the most recently executed document validly received and accepted by our Offer Agent, whether a Letter of Transmittal or a Notice of Withdrawal, will be deemed to represent your election with respect to this Offer.

Your tendered outstanding options will not be considered withdrawn until our Offer Agent receives your Notice of Withdrawal. The Offer Agent must receive your properly completed and duly executed Notice of Withdrawal by 5:00 p.m. New York time on the Expiration Date. If you miss this deadline but remain an employee of MDC, any previously tendered outstanding options will be repriced pursuant to this Offer. The Offer Agent will only accept delivery of the signed Notice of Withdrawal by hand or by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered by the Expiration Date to the Offer Agent at the address indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that our Offer Agent receives your Notice of Withdrawal on time.

You may not rescind any submitted Notice of Withdrawal, and the outstanding options you withdraw will thereafter be deemed not properly tendered for repricing for purposes of the Offer, unless you properly re-elect those outstanding options before 5:00 p.m. New York time on the Expiration Date by following the procedures described in Section 4.

None of the Offer Agent, MDC nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

6.	Acceptance of Eligible Options for Repricing

If the shareowners approve the proposal authorizing the Offer, upon the terms and subject to the conditions of this Offer, on the Expiration Date, we will accept for repricing outstanding options properly tendered and not validly withdrawn before 5:00 p.m. New York time on the Expiration Date. If we accept for repricing the outstanding underwater options that you have properly elected to tender, we will recalculate the exercise price for such options based on the closing market price of our common stock on the Expiration Date and will deliver to you a notice indicating whether the shareowners approved the proposal at the Annual Meeting, the closing price of our common stock on the Expiration Date and the number of your tendered outstanding options that we have accepted for repricing.

We will not be sending you new option agreements. Instead, the repriced options will continue to be subject to your existing option agreement and entries in the database maintained by Charles Schwab relating to those options will be adjusted to reflect the revised exercise price. Administration of the repricing will require a few days during which we will review the Letters of Transmittal for validity and where we communicate with Charles Schwab to identify which options have been tendered and accepted for repricing. Nonetheless, we expect repriced options that are vested (i.e., where the tendered options had vested) should be available for exercise after no less than three business days following the Effective Date. For those of you having accounts with Charles Schwab, we expect you should be able to log in to your account and verify the changes within three business days following the Effective Date. The number of shares of common stock subject to your repriced options will be equal to the number of shares of common stock subject to your tendered options, subject to adjustments for stock splits, stock dividends and similar events. See Section 9 below for a discussion of the terms of the repriced options.

Your employment with MDC is on an “at-will” basis and nothing in this Offer modifies or changes that. If your employment with MDC or one of our subsidiaries is terminated by you or MDC voluntarily, involuntarily, or for any other reason, or if you have given notice of your resignation, prior to 5:00 p.m. on the Expiration Date, your tendered options will automatically be withdrawn, and you may exercise those outstanding options subject to, and in accordance with, their terms to the extent they are vested. If your tendered options are automatically withdrawn, they will not be repriced.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for repricing any outstanding options tendered, and we may terminate the Offer, or postpone (subject to the requirements of the Securities Exchange Act), the repricing, if at any time on or after March 26, 2008 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and repricing of tendered options:

•

the proposal to approve the Offer and the amendment to the 2001 Plan is not approved by the requisite vote of shareowners of our Annual Meeting of Shareowners, scheduled to be held on April 29, 2008, or at any adjournment or postponement thereof;

•

there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acceptance of some or all of the options tendered for repricing pursuant to the Offer, the repricing of tendered options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of MDC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

•

there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any legislative body, court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly:

(i)	make the repricing of tendered options for some or all of the outstanding options tendered for cancellation illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(ii)	delay or restrict our ability, or render us unable, to reprice options for some or all of the tendered eligible options;

(iii)	materially impair the contemplated benefits of the Offer to us; or

(iv)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of MDC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

•	there has occurred:

(i)	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;

(ii)	any significant increase or decrease in the market price of the shares of our common stock;

(iii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iv)	the commencement of a war, armed hostilities or other international or national crises directly or indirectly involving the United States;

(v)	any limitation, whether or not mandatory, by any governmental regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(vi)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of MDC or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

•

a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposes to acquire beneficial ownership of an additional 5% or more of the outstanding shares of our common stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of MDC or our subsidiaries that, in our reasonable judgment, is or may be material to MDC or our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. Other than the condition that the Offer receive shareowner approval, we may waive any of these conditions, in whole or in part, at any time and from time to time prior to the Effective Date, in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

If any of the above events occur and we have not waived our rights with respect to such occurrence, this Offer will not be consummated, there will be no repricing of tendered options, the Offer will be terminated and tendering holders will retain their eligible options subject to the original exercise price.

8.	Price Range of Common Stock Underlying the Options

Our common stock is traded on the New York Stock Exchange under the symbol “MDC.” Our fiscal year runs from January 1 through December 31. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange for each of the quarters during the past two years.

	High	Low
YEAR ENDED DECEMBER 31, 2007

First Quarter	$60.00	$47.75
Second Quarter	$54.73	$47.54
Third Quarter	$50.33	$40.31
Fourth Quarter	$43.10	$32.34

YEAR ENDED DECEMBER 31, 2006

First Quarter	$66.88	$58.72
Second Quarter	$68.10	$50.07
Third Quarter	$52.07	$40.43
Fourth Quarter	$57.31	$47.26

YEAR ENDED DECEMBER 31, 2005

First Quarter	$87.20	$65.05
Second Quarter	$83.15	$63.96
Third Quarter	$89.63	$72.41
Fourth Quarter	$80.25	$61.60

The following table sets forth the cash dividends declared and paid in the first quarter of 2008 and in 2007 and 2006 (dollars in thousands, except per share amounts).

	Date of Declaration	Date of Payment	Dividend per Share	Total Dividends Paid
2008
First quarter	January 29, 2008	February 26, 2008	$0.25	$11,517,000

2007
First quarter	January 22, 2007	February 21, 2007	$0.25	$11,414,000
Second quarter	April 27, 2007	May 23, 2007	0.25	11,438,000
Third quarter	July 23, 2007	August 22, 2007	0.25	11,459,000
Fourth quarter	October 22, 2007	November 20, 2007	0.25	11,462,000

			$1.00	$45,773,000

2006
First quarter	January 23, 2006	February 23, 2006	$0.25	$11,217,000
Second quarter	April 24, 2006	May 24, 2006	0.25	11,239,000
Third quarter	July 24, 2006	August 23, 2006	0.25	11,247,000
Fourth quarter	October 23, 2006	November 21, 2006	0.25	11,260,000

			$1.00	$44,963,000

In connection with the declaration and payment of dividends, we are required to comply with certain covenants contained in our unsecured revolving line of credit agreement (as amended), which currently has a total commitment of $1.25 billion. Pursuant to the terms of this amended agreement, dividends may be declared or paid by us if we are in compliance with certain stockholders’ equity and debt coverage tests. As a result, effective January 24, 2008, we had a permitted dividend capacity of approximately $370 million pursuant to the most restrictive of these covenants.

There were no shares of MDC common stock repurchased by us during the year ended December 31, 2007. At December 31, 2007, we were authorized to repurchase up to 4,000,000 shares of our common stock.

Future dividend policy will depend on our earnings, capital requirements, financial condition, and other factors considered relevant to our Board of Directors.

As of March 24, 2008, the last reported sale price of our common stock as reported on the New York Stock Exchange was $46.15 per share. The number of shares of our common stock outstanding as of March 24, 2008 was 46,343,000.

THE CURRENT MARKET PRICE OF OUR COMMON STOCK, HOWEVER, IS NOT INDICATIVE OF FUTURE STOCK PRICES AND WE CANNOT PREDICT WHAT THE CLOSING SALE PRICE OF OUR COMMON STOCK WILL BE ON THE EFFECTIVE DATE.

9.	Source and Amount of Consideration; Terms of Repriced Options

The Company is required by NYSE rules not to reprice the options under the 2001 Plan without shareowner approval. If the proposal permitting the repricing and amending the 2001 Plan is not approved by the shareowners, the Company does not have an alternative for repricing the options and the Offer will be void. See Question 18 in the Summary Term Sheet and Section 7 in this Offering Memorandum.

Repriced options. We will reprice options to purchase our common stock properly tendered by you and accepted by us. The number of shares of common stock subject to repriced options will be equal to the number of shares of common stock subject to the tendered options. The number of shares of common stock subject to the repriced options will be subject to adjustments for any stock splits, stock dividends and similar events. If we received and accepted tenders by employees eligible to tender of all of the options eligible for tender in the Offer as of March 24, 2008, we would reprice options to purchase an aggregate of approximately 1,543,000 shares of our common stock. The shares of common stock issuable upon exercise of these repriced options would equal approximately 3.3% of the total shares of our common stock outstanding as of March 24, 2008.

Terms of Repriced options. Options repriced on the Effective Date will still have been granted under the 2001 Plan and under the same plan option agreement as the options that were tendered for repricing. The exercise price of the repriced options will, subject to adjustment for any stock splits, stock dividends and similar events, be recalculated by setting the fair market value, used to determine the exercise price of options granted under the 2001 Plan, to the closing price on the New York Stock Exchange of our common stock on the Expiration Date. All of the options eligible for tender are non-qualified stock options. Accordingly, the repriced options also will remain non-qualified stock options. Except for the exercise price of the repriced options as described above, your option agreements will remain unchanged and the repriced options will be governed by your existing option agreement. We will not be issuing new agreements. Instead, we will issue to all tendering holders a notice after the Expiration Date notifying each holder of the results of the shareowner vote, and, if the proposal authorizing the Offer was approved, the closing price of our common stock on the Expiration Date and the number of that holder’s tendered options accepted for repricing.

Administration of the repricing will require a few days during which we will review the Letters of Transmittal for validity and where we communicate with our Offer Agent and Charles Schwab to identify which options have been tendered and accepted for repricing. Nonetheless, we expect repriced options that are vested (i.e., where the tendered options had vested) should be available for exercise after no less than three business days following the Effective Date. You should be able to verify the new exercise price of your repriced options in the database maintained by Charles Schwab after no less than three business days (which time is required to process the repricing).

If you are not an employee of MDC on the Effective Date or if you have given notice of your resignation on or before the Effective Date, you will not receive any repriced options and you will not receive any other consideration for your tendered options.

The terms and conditions of the options are set forth in the 2001 Plan and the stock option agreement you entered into in connection with the grant of such options. The terms and conditions of the repriced options will be governed by the 2001 Plan, which are summarized in our proxy statement distributed to shareowners in advance of the 2001 Annual Meeting and filed with the SEC on April 3, 2001.

All of the shares of our common stock issuable upon exercise of eligible options under the 2001 Plan, including the shares of our common stock that will be issuable upon exercise of all repriced options, have been or will be registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you generally will be able to sell your shares of common stock issuable upon exercise of the eligible options or repriced options, as the case may be, free of any transfer restrictions under applicable federal securities laws. You may obtain from MDC copies of the prospectus relating to such registration statements by submitting a written request to Christopher M. McManus or Joseph H. Fretz of M.D.C. Holdings at 4350 South Monaco Street, Suite 500, Denver, CO 80237.

Important Note. The statements in this Offer concerning the 2001 Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Plan and the form of stock option agreement under the 2001 Plan and any other terms and conditions of the repriced options. We will promptly furnish you copies of these documents at our expense.

10.	Information Concerning M.D.C. Holdings, Inc.

General Description of Business. MDC is a Delaware corporation. We have two primary operations, homebuilding and financial services. Our homebuilding operations consist of wholly-owned subsidiary companies that generally purchase finished lots for the construction and sale of single family detached homes to first-time and first-time move-up homebuyers under the name “Richmond American Homes.” Our homebuilding operations are comprised of many homebuilding subdivisions that we consider to be our operating segments. Homebuilding subdivisions in a given market are aggregated into reportable segments as follows: (1) West (Arizona, California and Nevada); (2) Mountain (Colorado and Utah); (3) East (Maryland and Virginia, which includes Virginia and West Virginia); and (4) Other Homebuilding (Florida, Illinois, Delaware Valley, which includes Pennsylvania, Delaware and New Jersey, and Texas, although during 2007 we completed our exit of the Texas market).

Our financial services operations primarily consist of our mortgage lending, title agency and insurance companies. These companies are aggregated together to form our Financial Services and Other reportable segment. Our Financial Services and Other segment consists of HomeAmerican Mortgage Corporation which originates mortgage loans primarily for our homebuyers, American Home Insurance Agency, Inc., which offers third-party insurance products to our homebuyers, and American Home Title and Escrow Company, which provides title agency services to the Company and our homebuyers in Colorado, Delaware, Florida, Illinois, Nevada, Maryland, Virginia and West Virginia. This segment also includes Allegiant Insurance Company, Inc., a Risk Retention Group, which provides to its customers, primarily certain subcontractors of MDC’s homebuilding subsidiaries, general liability coverage during the construction of the Company’s homes and for work performed in completed subdivisions, and StarAmerican Insurance Ltd., a Hawaii corporation and a wholly owned subsidiary of MDC. StarAmerican has agreed to re-insure (1) all claims pursuant to two policies issued to the Company by a third-party; and (2) pursuant to agreements beginning in June 2004, all Allegiant claims in excess of $50,000 per occurrence, up to $3.0 million per occurrence, subject to various aggregate limits, not to exceed $18.0 million per year.

Available Information. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Anyone seeking information about our business can receive copies of our 2007 Annual Report on Form 10-K, Annual Report to Shareholders, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports and other documents filed with the SEC at the public reference section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. These documents also may be obtained, free of charge, by: contacting our Investor Relations office at (720) 773-1100; writing to M.D.C. Holdings, Inc., Investor Relations, 4350 South Monaco Street, Suite 400, Denver, Colorado 80237; or accessing our website at www.richmondamerican.com. We make our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, available on our website as soon as reasonably practicable after we file or furnish the materials electronically with the SEC. To obtain any of this information, go to www.richmondamerican.com, select “Investors,” “Financial Reports” and “SEC Filings.” Our website also includes our: (1) Corporate Governance Guidelines; (2) Corporate Code of Conduct; (3) Rules for Senior Financial Officers; (4) Audit Committee Procedures for Handling Confidential Complaints; and (5) charters for the Audit, Compensation and Nominating and Corporate Governance Committees. These materials may be obtained, free of charge, at our website, http://ir.richmondamerican.com (select “Corporate Governance”).

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is incorporated herein by reference. We have included instructions on how to obtain copies of reports filed with the SEC, both under the “Available Information” caption immediately above, as well in Section 17 to this Offering Memorandum “Additional Information.”

11.	Interests of Executive Officers; Transactions and Agreements Concerning the Options

A list of our executive officers and directors is attached to this Offering Memorandum as Schedule A. The following table sets forth information as of March 24, 2008 regarding the number and range and weighted average exercise prices of outstanding options held by our executive officers that will be eligible to participate in the Offer (Mr. Paris G. Reece III is ineligible to participate in the Offer, so his options are not set out in the table below):

Name	Number of Options	Exercise Price Range	Weighted Average Exercise Price
David D. Mandarich	594,000	$57.05-68.18	$63.52
Larry A. Mizel	594,000	$57.05-68.18	$63.52
Michael Touff	99,000	$57.05-61.98	$59.38
The eligible Executive Officers as a group	1,287,000	$57.05-68.18	$63.20

As of March 24, 2008, our eligible executive officers as a group held outstanding options eligible to participate in this Offer exercisable to purchase a total of 1,287,000 shares of our common stock, representing approximately 83% of all outstanding options which may be tendered pursuant to this Offer. Our executive officers, other than Mr. Reece, are eligible to participate in this Offer and tender their outstanding options for repricing.

Please see our Schedule A to this Offering Memorandum for information regarding the amount of our securities beneficially owned by our executive officers and Directors as of March 3, 2008. During the past 60 days, the individuals identified below exercised options to acquire shares of our common stock on the dates, for the exercise prices and in the amounts indicated. Each such exercise was an exercise of an option granted under our Employee Equity Incentive Plan (not the 2001 Plan) and was exercised shortly before such option was due to expire.

Name	Date of Exercise	Number of Shares Acquired	Exercise Price per Share
David D. Mandarich	February 11, 2008	104,998	$26.56
Larry A. Mizel	February 11, 2008	104,998	$26.56
Michael Touff	February 11, 2008	15,730	$26.56
Paris G. Reece III	February 27, 2008	28,314	$26.56

Except as otherwise described above and other than ordinary course purchases in the open market neither we, nor to the best of our knowledge, any of our Directors, executive officers or affiliates, has effectuated any transactions involving options or the common stock issuable upon the exercise of options during the 60 days prior to the date of this Offering Memorandum.

Except as described in our definitive proxy statement on Schedule 14A filed with the SEC on March 13, 2008, neither we nor, to the best of our knowledge, any of our Directors, executive officers or affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Accounting Consequences of the Offer

We will recognize incremental compensation expense for financial reporting purposes with respect to the options repriced pursuant to the Offer during the fiscal quarter of the repricing as well as in future fiscal periods. The amount of incremental compensation expense will be determined on an option-by-option basis and will be equal to the amount by which (i) the fair value of each repriced option exceeds (ii) the fair value of the tendered outstanding underwater option as calculated on the Effective Date. Such fair value will be determined in accordance with the valuation standards of Financial Accounting Standard 123R. The incremental compensation expense for vested options will be recorded during the Company’s 2008 second quarter and the incremental expense associated with unvested options will be recorded on a straight-line basis over the remaining requisite service period of the options, generally the remaining vesting period.

13.	Legal Matters; Regulatory Approvals

Under Rule 303A.08 New York Stock Exchange, approval of holders of the Company’s voting securities is required for the Company to reprice the eligible options pursuant to the Offer.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our repricing of outstanding options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the repricing of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of outstanding options for repricing pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept outstanding options elected for repricing is subject to conditions, including the conditions described in Section 7.

14.	Material Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the repricing of outstanding options under this Offer.

This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of eligible employees.

If you are not a United States citizen, you should seek advice from your own tax adviser for the tax consequences.

We recommend that you consult with your tax advisor to determine the tax consequences or social insurance contribution consequences of the Offer. In addition, if you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be other tax and social insurance consequences in more than one country that may apply to you.

The repricing of outstanding options that are nonqualified options should be treated as a non-taxable event and no income should be recognized for U.S. federal income tax purposes upon repricing. However, when you exercise a repriced option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

The above description is only a summary of the U.S. federal income tax consequences of the exchange of outstanding options under this Offer, and is not intended to provide you with any tax advice in connection with this summary or this Offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

15.	Termination

We may, prior to the Expiration Date, decide to terminate the Offer upon the occurrence of any of the conditions specified in Section 7, by giving oral, written, or electronic notice of such termination to the option-holders or by making a public announcement of such termination or by giving notice in any other manner permitted by applicable law.

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to reprice outstanding options pursuant to the Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer including, but not limited to, mailing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer.

17.	Additional Information.

We recommend that, in addition to this Offering Memorandum, the Letter of Transmittal, and Notice of Withdrawal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to tender your options:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 7, 2008;

(b)	our definitive proxy statement on Schedule 14A for our 2008 Annual Meeting of Shareowners, filed with the SEC on March 13, 2008;

(c)	our Current Reports on Form 8-K filed with the SEC on January 25, 2008, February 7, 2008 and February 26, 2008; and

(d)	The description of our common stock contained in our Registration Statement on Form S-3 filed with the SEC on July 29, 2002 (File No. 333-97225), as amended by Forms S-3/A filed with the Commission on August 6, 2002, September 3, 2002, September 23, 2002 and October 1, 2002.

These filings and the other reports, registration statements and other filings can be inspected and copies at the reference facilities maintained by the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549.

Copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this Offering Memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to either Christopher M. McManus or Joseph H. Fretz at:

M.D.C. Holdings, Inc.

4350 South Monaco Street, Suite 500

Denver, CO 80237

You may also make a request by telephone at (303) 773-1100 between the hours of 9:00 a.m. and 5:00 p.m., Denver time, Monday through Friday.

If you find inconsistencies between the foregoing documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about MDC should be read together with the information contained in the documents to which we have referred you.

18.	Miscellaneous.

This Offering Memorandum and our SEC reports referred to above include “forward-looking statements.” When used in this Offering Memorandum, the words “believe,” “expect,” “anticipate,” “intend,” and “plan” as they relate to MDC or our management, are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC including our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2007 discuss some of the risks that could cause our actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.

We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to reprice outstanding options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO REPRICE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

M.D.C. Holdings, Inc.

March 26, 2008

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF M.D.C. HOLDINGS, INC.

The Directors and Executive Officers of M.D.C. Holdings, Inc. and their position and offices as of March 3, 2008, are set forth in the following table:

Name	Position and Offices Held
Larry A. Mizel	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	President, Chief Operating Officer and a Director
Paris G. Reece III	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	Senior Vice President and General Counsel
Michael A. Berman*	Director
David E. Blackford*	Director
Steven J. Borick*	Director
Herbert T. Buchwald*	Director
William B. Kemper*	Director

*	denotes independent director

The address of each Director and Executive Officer is: c/o M.D.C. Holdings, Inc., 4350 South Monaco Street, Suite 500, Denver, CO 80237.

The following table sets forth certain information regarding our common stock owned on March 3, 2008 by (i) each of our executive officers, (ii) each of our directors and (iii) our current executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Class(2)
Michael A. Berman	50,000		*
David E. Blackford	79,000		*
Steven J. Borick	75,500		*
Herbert T. Buchwald	169,673		*
William B. Kemper	107,500		*
David D. Mandarich	3,659,137	(3)	7.8	%(3)
Larry A. Mizel	7,655,028	(4)	16.3	%(4)
Paris G. Reece III	480,830		1.0%
Michael Touff	193,650		*

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Class(2)
5% Holders:
Greenlight Capital, L.L.C. and affiliates (5) 140 East 45th Street, 24th Floor New York, NY 10017	4,430,000	9.6%

Ziff Asset Management, L.P. (6) 283 Greenwich Avenue Greenwich, CT 06830	2,956,077	6.4%

Third Avenue Management, LLC (7) 622 Third Avenue, 32nd Floor New York, NY 10017	2,728,331	5.9%

All current executive officers and directors as a group (9) persons)	12,470,318	25.7%

A-1

*	Less than one percent
(1)	The address for each executive officer and director is 4350 South Monaco Street, Suite 500, Denver, CO 80237.
(2)	Based on 46,343,377 shares outstanding and entitled to vote at the record date for the 2008 Annual Meeting of Shareowners (March 3, 2008), except as otherwise noted. In calculating the percentage of ownership, all shares of common stock the identified person or group had the right to acquire within 60 days of the record date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person. As a group, the executive officers and Directors had the right to acquire within 60 days of the record date by the exercise of options an aggregate of 2,308,314 shares of common stock.
(3)	Mr. Mandarich has sole voting power over 3,658,194 shares, shared voting power over 943 shares, sole investment power over 3,658,194 shares and shared investment power over 943 shares.
(4)	Mr. Mizel has sole voting power over 839,977 shares, shared voting power over 6,815,051 shares, sole investment power over 839,977 shares and shared investment power over 6,815,051 shares.
(5)	Based on Form 13F filed with the SEC on February 14, 2008 and Schedule 13G/A filed with the SEC on February 14, 2006. The 2006 Schedule 13G/A disclosed that: Greenlight Capital, L.L.C. has sole voting power and sole dispositive power over 2,039,400 shares; Greenlight Capital, Inc. has sole voting power and sole dispositive power over 2,065,000 shares; DME Advisors, L.P. has sole voting power and sole dispositive power over 325,600 shares; and David Einhorn has sole voting power and sole dispositive power over 4,430,000 shares.
(6)	Schedule 13G/A filed with the SEC on February 13, 2008 disclosed that: Ziff Asset Management, L.P. has shared voting power and shared dispositive power over 2,809,524 shares; PBK Holdings, Inc. and Philip B. Korsant have shared voting power and shared dispositive power over 2,956,077 shares; and ZBI Equities, L.L.C. has shared voting power and shared dispositive power over 2,278,022 shares.
(7)	Schedule 13G filed with the SEC on February 14, 2008 disclosed that Third Avenue Management LLC has sole voting power over 2,688,947 shares and sole dispositive power over 2,728,331 shares.

A-2